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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Humboldt Bancorp:

We consent to the incorporation by reference in the registration statements (Nos. 333-57856, 333-65317, 333-25827, 333-04745, and 333-64062) on Form S-8 of
Humboldt Bancorp of our report dated January 25, 2002, except as to note 25, which is as of November 4, 2002, with respect to (a) the consolidated balance sheet of Humboldt Bancorp and Subsidiaries as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2001, and (b) the combination of the consolidated financial statements of Humboldt Bancorp and Subsidiaries as of December 31, 2000 and for each of the years in the two-year period then ended, after restatement for the 2001 pooling-of-interests transaction, which report appears in the December 31, 2001, annual report on Form 10-K/A of Humboldt Bancorp.

Our report refers to the restatement of the consolidated financial statements as of December 31, 2001 and for the year then ended.

Sacramento, California
February 20, 2003